UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  June 28, 2011

GREEKTOWN SUPERHOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53921	27-2216916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

555 East Lafayette, Detroit, Michigan 48226

(Address of Principal Executive Offices) (Zip Code)

(313) 223-2999

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2011, the compensation committee of Greektown Superholdings, Inc. (the “Company”) approved a compensation arrangement with George Boyer, for his service as transitional Executive Chairman of the Company from July 1, 2011 through December 31, 2011 (the “Transition Period”).  The arrangement, which will replace his prior compensation arrangement for service in an executive capacity, was determined in connection with the cessation of Mr. Boyer’s service as interim Chief Executive Officer of the Company, following Michael Puggi’s appointment as President and Chief Executive Officer of the Company on June 15, 2011.  As modified, the Company’s arrangement with Mr. Boyer provides for Mr. Boyer to receive a monthly salary of $10,000 for his services as Executive Chairman of the Board of the Company, during the Transition Period.  In addition, Mr. Boyer received a one time grant of 1,333 restricted stock units of the Company on July 1, 2011, which restricted stock units will vest on December 31, 2011 and will be deliverable upon the first to occur of (i) July 1, 2013; (ii) a change in control of the Company; or (iii) the date on which Mr. Boyer ceases to be a director or officer of the Company for any reason.  During and following the Transition Period, Mr. Boyer will continue to serve as Chairman of the Board of Directors of the Company. The compensation arrangements for Mr. Boyer are in addition to any compensation payable to Mr. Boyer under the Company’s director compensation program in connection with his service as Chairman of the Board of Directors of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 5, 2011

GREEKTOWN SUPERHOLDINGS, INC.

By:	/s/ Clifford J. Vallier
Name:	Clifford J. Vallier
Title:	Chief Financial Officer and Treasurer